Exhibit 10.2

INDEMNIFICATION AGREEMENT - OFFICER

This Indemnification Agreement (this “Agreement”) is made as of March __, 2009, by and between Cowlitz Bancorporation (the “Company”) [Name of Officer] (“Indemnitee”).

RECITALS

A. Indemnitee is, or has been invited to serve as an officer of the Company and in such capacity is performing valuable services for the Company. The Company is a corporation organized and existing under the Washington Business Corporation Act (the “Act”).

B. As of the date hereof, the Company has provisions for indemnification of its directors and officers in Article X. of the Company’s Restated Articles of Incorporation (the “Articles”) which provide for indemnification of the Company’s directors and officers to the full extent and under all circumstances permitted by the applicable law.

C. Article VII of the Company’s Amended and Restated Bylaws (the “Bylaws”) and the Act provide that the Company may purchase and maintain insurance on behalf of directors, officers, employees and agent against liability arising from a person’s status as a director, officer, employee or agent whether or not the corporation would have the power to indemnify the individual against that liability.

D. The Company and Indemnitee recognize the difficulty in obtaining directors and officers’ liability insurance, the significant cost of such insurance and the limitations of such insurance.

E. The Company and Indemnitee further recognize directors and officers are subject to expensive litigation risks that may not be covered by insurance.

F. In order to induce Indemnitee to serve or to continue to serve as an officer of the Company, the Company has agreed to enter into this Agreement with Indemnitee.

AGREEMENT

In consideration of the mutual covenants and agreements contained herein, and Indemnitee’s service as an officer of the Company, the parties agree as follows:

1.	INDEMNIFICATION OF INDEMNITEE

1.1.	Scope

Subject to Section 4.1 and all other terms and conditions of this Agreement, the Company agrees to indemnify and hold harmless Indemnitee, to the fullest extent not prohibited by applicable law, whether or not specifically authorized by this Agreement, the Articles, the Bylaws, the Act or otherwise, for any Indemnifiable Losses (as defined below) which Indemnitee is or becomes legally obligated to pay in connection with any Proceeding (as defined below). In the event of any change, after the date of this Agreement, in any applicable law, statute, rule or regulation regarding the right of a Washington corporation to indemnify a director or officer, such changes, to the extent that they would expand an Indemnitee’s indemnification rights, shall so expand Indemnitee’s rights and the Company’s obligations under this Agreement, and, to the extent that they would narrow an indemnitee’s indemnification rights, shall not affect or limit the scope of this Agreement, Indemnitee’s rights or the Company’s obligations, provided, however, that any change that is required by applicable laws, statutes, rules or regulations to be applied to this Agreement shall be so applied regardless of whether the effect of such change is to narrow Indemnitee’s rights.

1.2.	Additional Indemnity

In addition to and not in limitation of the foregoing, if Indemnitee was or is made a party to, or is threatened to be made a party to, or is otherwise involved (including, without limitation, as a witness) in any Proceeding, the Company shall hold harmless and indemnify Indemnitee from and against any and all Indemnifiable Losses actually and reasonably incurred by Indemnitee in connection with such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no cause to believe Indemnitee’s conduct was unlawful.

1.3.	Partial Indemnification

In addition to any not in limitation of the foregoing, if the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some portion of any Indemnifiable Loss in connection with a Proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Indemnifiable Losses to which Indemnitee is entitled.

1.4.	Success by Indemnitee in a Proceeding

In addition to and not in limitation of any of the foregoing, if Indemnitee is wholly successful on the merits or otherwise in the defense of a Proceeding, the Company will hold harmless and indemnify Indemnitee from and against any and all Indemnifiable Loss incurred by Indemnitee or on Indemnitee’s behalf in connection with the Proceeding. In addition to any not in limitation of any of the foregoing, if Indemnitee is not wholly successful in a Proceeding but is successful on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, and Indemnitee is not otherwise entitled to indemnification by the Company for any Indemnifiable Loss hereunder, the Company shall nevertheless indemnify Indemnitee for all Indemnifiable Losses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

1.5.	Non-Exclusivity

The indemnification provided by this Agreement is not exclusive of any rights to which Indemnitee may be entitled under the Articles, the Bylaws, any other agreement, any vote of shareholders or of directors, the Act or otherwise.

1.6.	Definition of Indemnifiable Losses

For purposes of this Agreement, the term “Indemnifiable Losses” shall include (without limitation) any and all damages (compensatory, exemplary, punitive or otherwise), judgments, fines, penalties, ERISA excise taxes, amounts paid in settlement, costs, attorneys’ fees and disbursements (including, without limitation, fees and disbursements upon appeal or in any bankruptcy proceedings), costs of attachment or similar bonds, costs of investigations or administrative proceedings, expenses of establishing the right to indemnification under this Agreement and any other losses, claims, liabilities or expenses incurred in connection with a Proceeding, subject to the limitations set forth in Section 4.1 below.

1.7.	Definition of Proceeding

For purposes of this Agreement, the term “Proceeding” shall include (without limitation) any threatened, pending or completed claim, investigation, arbitration, action, suit or proceeding, whether of a civil, criminal, administrative or investigative nature, (including, without limitation, claims, actions, suits or proceedings brought by or in the right of the Company), and whether formal or informal, in which Indemnitee is, was or may become involved as a party or otherwise (including without limitation as a witness), (a) by reason of the fact that Indemnitee is, or was, or has agreed to become a director, officer, employee or agent of the Company, (b) by reason of any actual or alleged error or misstatement or misleading statement made or suffered by Indemnitee, (c) by reason of any action taken by Indemnitee or of any inaction on Indemnitee’s part while acting as such director, officer, employee or agent of the Company, (d) by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, partner, member, manager, employee or agent or as a trustee or other fiduciary, of the Company or of any other corporation, partnership, joint venture, trust or other enterprise (collectively, a “Related Company”) (including, without limitation, an employee benefit plans or an administrative committee thereof) (which request will be conclusively presumed in the case of any of the foregoing that are “affiliates” of the Company as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended); whether or not the basis of such Proceeding is alleged action (or inaction) by Indemnitee in an official capacity as a director, officer, employee, agent, or trustee or other fiduciary, or in any other capacity while serving as a director, officer, employee, agent, or trustee or other fiduciary, and whether the alleged action (or inaction) occurred before or after the execution of this Agreement.

1.8.	Survival

The indemnification provided under this Agreement shall apply to any and all Proceedings, notwithstanding (i) that Indemnitee has ceased to be a director, officer, employee, trustee or agent of the Company or a Related Company or (ii) any amendment of the Articles or the Bylaws, or action of the Board of Directors or shareholders of the Company after the date of this Agreement.

1.9.	Witness

Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is a witness in any claim, investigation, arbitration action, suit, or proceeding to which Indemnitee is not a party, by reason of the fact that Indemnitee is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company a director, officer, employee, or agent or as a trustee or other Fiduciary of a Related Company, Indemnitee shall be indemnified against all Indemnifiable Losses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

2.	EXPENSE ADVANCES

2.1.	Generally

The right to indemnification for Indemnifiable Losses conferred by Section 1 shall include the right to have the Company pay Indemnitee’s expenses in any Proceeding as such expenses are incurred and in advance of such Proceeding’s final disposition (such right is referred to hereinafter as an “Expense Advance”), subject to Sections 2.2, 4 and 5, and the other terms and conditions of this Agreement. Any Expense Advance to be made under this Agreement shall be paid by the Company to Indemnitee within twenty (20) days following the delivery of a written request for such payment by Indemnitee to the Company.

2.2.	Conditions to Expense Advance

The Company’s obligation to provide an Expense Advance is subject to the following conditions:

(a) Undertaking. If the Proceeding arose in connection with Indemnitee’s service as an officer of the Company (including service to any Related Company while serving as an officer of the Company), then Indemnitee or Indemnitee’s representative shall have executed and delivered to the Company an undertaking, which need not be secured and shall be accepted without reference to Indemnitee’s financial ability to make repayment, by or on behalf of Indemnitee to repay all Expense Advances if and to the extent that it shall ultimately be determined by a final, unappealable decision rendered by a court having jurisdiction over the parties and the subject matter that Indemnitee is not entitled to be indemnified for under this Agreement or otherwise.

(b) Affirmation. Indemnitee shall furnish, if required under applicable law upon request by the Company, a written affirmation of Indemnitee’s good faith belief that, in the event compliance with a standard of conduct is required in order to be indemnified under this Agreement or otherwise, Indemnitee met the applicable standards of conduct.

3.	PROCEDURES FOR ENFORCEMENT

3.1.	Enforcement

In the event that a claim for indemnification, an Expense Advance or otherwise is made hereunder and is not paid in full within twenty (20) days for an Expense Advance, or within sixty (60) days for any other claim, after written notice of such claim is delivered to the Company, Indemnitee may, but need not, at any time thereafter bring suit against the Company to recover the unpaid amount of the claim (an “Enforcement Action”), subject to all other terms, conditions and limitations of this agreement.

3.2.	Presumptions in Enforcement Action

In any Enforcement Action, the following presumptions (and limitations on presumptions) shall apply:

(a) The Company shall conclusively be presumed to have entered into this Agreement and assumed the obligations imposed on it hereunder in order to induce Indemnitee to accept the position of or to continue as an officer of the Company.

(b) Indemnitee shall be presumed to be entitled to indemnification upon submission of a written claim (and, in an action brought to enforce a claim for an Expense Advance, where any required undertaking has been tendered to the Company) and the Company shall have the burden of proof to overcome the presumption that Indemnitee is so entitled.

(c) Neither (i) the failure of the Company (including the Company’s Board of Directors, an independent committee of the Board of Directors, special legal counsel to the Company or the Company’s shareholders) to have made a determination prior to the commencement of the Enforcement Action that indemnification of Indemnitee is proper in the circumstances nor (ii) an actual determination by the Company, the Company’s Board of Directors, an independent committee of the Board of Directors, special legal counsel to the Company or the Company’s shareholders that Indemnitee is not entitled to indemnification shall be a defense to the Enforcement Action or create a presumption that Indemnitee is not entitled to indemnification hereunder.

(d) Indemnitee shall be presumed to have acted in good faith if Indemnitee’s action is based on (i) the records or books of account of the Company, including financial statements, (ii) information supplied to an Indemnitee by the officers of the Company in the course of their duties, (iii) on the advice of the counsel for the Company or (iv) on information or records given or reports made to the Company by an independent certified public accountant or by an appraiser or other expert selected by the Company. In addition, the knowledge and/or actions, or failure to act, of any director, officer, employee, or agent of the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 3.2(d) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.

(e) If Indemnitee is or was serving as a director, officer, employee, trustee or agent of a corporation of which a majority of the shares entitled to vote in the election of its directors is held by the Company or in any executive or management capacity in a partnership, joint venture, trust or other enterprise of which the Company or a wholly owned subsidiary of the Company is a general partner or has a majority ownership, then such corporation, partnership, joint venture, trust or enterprise shall conclusively be deemed a Related Company and Indemnitee shall conclusively be deemed to be serving such Related Company at the request of the Company.

3.3.	Attorneys Fees and Expenses for Enforcement Action

In the event the Indemnitee is required to bring an Enforcement Action, the Company shall indemnify and hold harmless Indemnitee against all of Indemnitee’s fees and expenses in bringing and pursuing the Enforcement Action (including without limitation attorneys’ fees and disbursements at any stage, including on appeal or in any bankruptcy proceedings); provided however, that the Company shall not be required to provide such indemnity for such attorneys fees or expenses if a court of competent jurisdiction renders a final, unappealable decision that Indemnitee in such Enforcement Action is not entitled to such indemnity, or to the effect, and only to the extent, that such indemnity is limited under Section 4.1 below.

4.	LIMITATION ON INDEMNITY; MUTUAL ACKNOWLEDGMENT

4.1.	Limitation on Indemnity

Notwithstanding any other provision of this Agreement, the Company shall not be obligated to provide indemnification pursuant to this Agreement:

(a) On account of any suit in which a final, unappealable decision is rendered against Indemnitee by a court having jurisdiction over the parties and the subject matter of the dispute in which Indemnitee is order to account for and forfeit profits made from the purchase or sale by Indemnitee of securities of the Company in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended;

(b) For Indemnifiable Losses that have been paid directly to or on behalf of Indemnitee by an insurance carrier under a policy of insurance maintained by the Company;

(c) With respect to conduct by Indemnitee which a final, unappealable judgment by a court having jurisdiction over the parties and the subject matter finds to have been intentional misconduct, a knowing violation of law, a violation of RCW 23B.08.310 or any successor provision of the Act, or a transaction from which Indemnitee derived personal benefit in money, property or services to which Indemnitee was not legally entitled;

(d) To the extent that Indemnitee is indemnified and actually paid otherwise than pursuant to this Agreement;

(e) If a final, unappealable decision is rendered by a court having jurisdiction over the parties and the subject matter finds that paying such indemnification is prohibited by applicable law;

(f) To the extent that attorneys fees, costs and disbursements, or similar expenses, that otherwise would constitute Indemnifiable Losses hereunder are determined to be unreasonable by a final, unappealable decision rendered by a court having jurisdiction over the parties and the subject matter, provided that the burden of proof that any Indemnifiable Losses are unreasonable in any such determination shall be on the Company; or

(g) To the extent that such Indemnifiable Losses have been incurred by Indemnitee in violation of the terms of Section 5 below.

4.2.	Mutual Acknowledgment

The Company and Indemnitee acknowledge that, in certain instances, federal law or public policy may override applicable state law and prohibit the Company from indemnifying Indemnitee under this Agreement or otherwise. For example, the Company and Indemnitee acknowledge that the Securities and Exchange Commission (the “SEC”) has taken the position that indemnification is not permissible for liabilities arising under certain federal securities laws, and federal legislation prohibits indemnification for certain ERISA violations. Furthermore, Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

4.3.	Contribution in the Event of Joint Liability

(a) Whether or not the indemnification provided in Section 1 hereof is available, in respect of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

(b) If, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any Proceeding in which the Company is jointly liable with Indemnitee and for which the Company would otherwise be obligated to indemnify Indemnitee under this Agreement but the Company is prohibited by applicable law from paying indemnification or such judgment or settlement, then the Company shall, to the extent permitted by applicable law, contribute to the amount of Indemnifiable Losses, judgments, fines and amounts paid in settlement (if such settlement is approved in advance in writing by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company other than Indemnitee, on the one hand, and Indemnitee, on the other hand, from the transaction from which such Proceeding arose. The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(c) The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors, employees, agents or trustees or other fiduciaries of the Company who may be jointly liable with Indemnitee.

5.	NOTIFICATION AND DEFENSE OF CLAIM

5.1.	Notification

Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee will, if a claim is to be made against the Company for indemnification or for an Expense Advance under this Agreement, notify an officer of the Company in writing of the Proceeding; provided, however, that the omission so to notify an officer of the Company will not relieve the Company from any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such omission can be shown to have prejudiced the Company.

If, at the time of receipt of a notice of a claim pursuant to this Section 5.1, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies (unless Indemnitee’s involvement in such Proceeding is solely as a witness or there is otherwise no basis for asserting coverage). The Company shall take all necessary action to cause such insurers to pay to or on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

5.2.	Defense of Claim

With respect to any such Proceeding as to which Indemnitee notifies the Company of the commencement thereof or otherwise seeks indemnification hereunder:

(a) The Company may participate at its own expense in such Proceeding.

(b) The Company, jointly with any other indemnifying party similarly notified, may assume the defense of the Proceeding with counsel satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense, the Company shall not be liable to Indemnitee under this Agreement or otherwise for any attorneys’ fees or disbursements of Indemnitee’s separate counsel (other than reasonable costs of investigation) subsequently incurred by Indemnitee in connection with the defense of such Proceeding, unless (i) the employment of counsel by Indemnitee has been authorized in advance by the Company in writing, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such action and notified the Company in writing to that effect, (iii) the Company shall not in fact have employed counsel to assume the defense of such action, or (iv) the Company is not financially or legally able to perform its indemnification obligations, and provided that in each such case, the attorneys’ fees and disbursements of Indemnitee’s counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which Indemnitee shall have made the conclusion provided for in (ii) or (iv) above.

(c) The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Indemnitee or any Indemnifiable Loss for which indemnification is not provided by the Company without Indemnitee’s written consent. Neither the Company nor Indemnitee will unreasonably withhold their respective consent to any proposed settlement.

6.	INSURANCE

6.1.	Coverage

The Company shall obtain and maintain a policy or policies of insurance with reputable insurance companies providing the officers and directors of the Company with coverage for losses from wrongful acts, and to ensure the Company’s performance of its indemnification obligations under this Agreement, with aggregate coverage limits of not less than $25,000,000. Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s officers. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such insurance if the Company determines in good faith that such insurance is not available, if the premium cost for such insurance is so disproportionate to the amount of coverage provided, as to constitute waste of corporate assets, if the coverage provided by such insurance is so limited by exclusions so as to provide manifestly inadequate benefits, or if Indemnitee is covered by similar insurance maintained by a parent or subsidiary of the Company.

6.2.	Cooperation

Indemnitee shall cooperate with the Company and shall provide such information as the Company may reasonably request that is within Indemnitee’s custody or control.

7.	SEVERABILITY

Nothing in this Agreement is intended to require or shall be construed as requiring be Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable, as provided in this Section 7. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

8.	NO EMPLOYMENT RIGHTS

Nothing contained in this Agreement is intended to create in Indemnitee any right to continued employment.

9.	MISCELLANEOUS

10.1.	Governing Law

This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflict of laws.

10.2.	Subrogation

In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents reasonably required and take such other actions as may be reasonably necessary to secure such rights, and to enable the Company effectively to bring suit to enforce such rights.

10.3.	Entire Agreement

This Agreement is the entire agreement of the parties with respect to its subject matter and supersedes all prior written or oral agreements with respect to such subject matter.

10.4.	Notices

Notices given pursuant to this Agreement shall be in writing and shall be deemed given on the date of personal delivery, the date received by confirmed fax or three days after mailing by certified or registered mail, return receipt requested, postage prepaid, addressed (i), if to the Company, to either the Company’s principal business address or the Company’s registered office, and (ii), if to the Indemnitee, to Indemnitee’s address set forth beneath Indemnitee’s signature below or at such other address of which Indemnitee shall have notified the Company in writing.

10.5.	Amendment

This Agreement shall not be amended except in writing and signed by the parties.

10.6.	No Waiver

No waiver of any provision of this Agreement shall be valid unless in writing and signed by the waiving party. No waiver of any breach or default shall be deemed a waiver of any subsequent breach or default.

10.7.	Binding Effect

This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and Indemnitee’s heirs, personal representatives, successors and assigns.

10.8.	Counterparts

This Agreement and any Amendment hereto may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one document.

The parties have executed this Agreement as of the date first stated above.

COMPANY:	Cowlitz Bancorporation

By:
Its:
INDEMNITEE
[Name of Officer]
Address: _______________________________
City: _____________________
State: ____________________ Zip code: _________________